EXHIBIT 99.1

SCP POOL CORPORATION CELEBRATES 10 YEAR LISTING ANNIVERSARY;
HOSTS INVESTOR DAY

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COVINGTON, LA (October 17, 2005) SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) announced today that it is celebrating the 10th anniversary of its listing on The NASDAQ Stock Market. Manuel Perez de la Mesa, SCP Pool Corporation’s President and CEO, will mark the occasion by presiding over the opening bell on October 20, 2005 at 9:30 am (Eastern). In its ten years as a NASDAQ listed company, POOL has grown its revenues from approximately $161 million in fiscal 1995, to current revenue of approximately $1.5 billion. Market capitalization has increased to its current amount of $1.8 billion, from its initial 1995 value of approximately $43 million. This represents a 45% compounded annual growth rate, or approximately 40 times the 1995 level. The Company now operates 244 service centers which employ over 3,000 people company-wide, compared to 44 service centers with 612 employees in 1995. Additionally, POOL currently pays a dividend with a 1% yield. To view the opening ceremony on the internet, go to http://www.nasdaq.com/reference/marketsite_about.stm and click on “MarketSite Web Cam” at the bottom part of the webpage.

After the opening at NASDAQ, POOL will host its regular quarterly conference call at 10:00 AM CDT (11:00 AM EDT) to discuss third quarter 2005 results. The earnings results will be released before the market opening, and will be available immediately after publishing on the POOL website at www.poolcorp.com.

Following the conference call, POOL will host an Investor Day at the Hilton Times Square in New York City. The investor day is by invitation only. Presentations are slated to begin at 1:00 PM and continue through 4:00 PM EDT. An audio webcast will be available at the company’s website www.poolcorp.com. Presentation slides and a complete transcript will be available on the website within two days of the event.

SCP Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates over 240 service centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 68,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

       Craig K. Hubbard
       Treasurer
       985.801.5117
       craig.hubbard@poolcorp.com